Exhibit 99.3

SCHEDULE A

Funds

Date	Number of Shares Bought	Price Per Share($) (1)(2)
8/29/2025	21,582	14.49959	(3)
9/2/2025	39,461	14.50406	(4)
9/3/2025	6,849	14.50747	(5)
9/4/2025	22,864	14.58190	(6)
9/5/2025	41,384	14.53336	(7)
9/8/2025	32,860	14.44967	(8)
9/9/2025	41,473	14.48747	(9)

TB(1) Excludes commissions and other execution-related costs.

(2) Upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares bought or sold (as the case may be) at each separate price will be provided.

(3) Reflects a weighted average purchase price of $14.49959 per share, at prices ranging from $14.46 to $14.52 per share.

(4) Reflects a weighted average purchase price of $14.50406 per share, at prices ranging from $14.4 to $14.52 per share.

(5) Reflects a weighted average purchase price of $14.50747 6per share, at prices ranging from $14.49 to $14.52 per share.

(6) Reflects a weighted average purchase price of $14.58190 per share, at prices ranging from $14.54 to $14.66 per share.

(7) Reflects a weighted average purchase price of $14.53336 per share, at prices ranging from $14.42 to $14.70 per share.

(8) Reflects a weighted average purchase price of $14.44967 per share, at prices ranging from $14.4 to $14.55 per share.

(9) Reflects a weighted average purchase price of $14.48747 per share, at prices ranging from $14.44 to $14.51 per share.